CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent  to  the  incorporation  by  reference  in  this  Registration  Statement  on  Form  S-1  (SEC  File

Number yet to be assigned) as filed with the SEC of our audit reports dated April 20, 2021, with respect to the  balance  sheets  of  Ankam,  as  of  November  30,  2020,  2019  and  2018,  and  the  related  statements  of operations,  changes  in  stockholder’s  deficit,  and  cash  flows  for  the  period  from  inception  (August  22,

2018) to November 30, 2018, and the years ended November 30, 2020 and 2019.  Our reports dated April

20,  2021,  relating  to  those  financial  statements,  includes  an  emphasis  of  matter  paragraph  relating  to uncertainty as to Ankam’s ability to continue as a going concern.

Tampa, Florida

May 10, 2021

3001 N. Rocky Point Dr. East, Suite 200i Tampa, Florida 33607 i 813.367.3527